                                                                      EXHIBIT 3

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of April 27, 1999, between Eastman Chemical Company, a Delaware corporation ("Company"), Lawter International, Inc., a Delaware corporation ("Lawter"), and John P. O'Mahoney (hereinafter referred to as the "Employee"),

                                  WITNESSETH:

         WHEREAS, the Employee currently serves as the Chairman and Chief Executive Officer of Lawter, and in such connection Lawter and the Employee have executed an Employment Agreement between such parties dated October 24, 1996 (the "Prior Employment Agreement"); and

         WHEREAS, the Company has commenced certain actions which may lead to the acquisition of a majority of issued and outstanding common stock of Lawter by the Company (with the date the majority of such issued and outstanding stock is acquired by the Company being referred to herein as the "Acquisition Date", provided that the Acquisition Date shall not be later than October 31, 1999); and

         WHEREAS, because of Employee's extensive experience and his familiarity with the affairs of Lawter, and because of the significant challenges in consummating the acquisition of Lawter and in integrating the business of Lawter with the Company's business, the Company wishes to assure that it will continue to have the Employee available to perform duties for the Company; and

         WHEREAS, the Employee is willing to commit to (i) the performance of his services for the Company under the terms and conditions set forth herein, and (ii) refraining from competition with the Company or disclosing confidential information of the Company for 18 months following his termination of employment with the Company;

         NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto as follows:

         1. Employment.

         The parties hereto agree that, as of the Acquisition Date (as defined in the Recitals to this Agreement), and provided that the Employee is serving as an employee of Lawter at that time, (a) the Company will employ the Employee and the Employee hereby accepts such employment on the terms and conditions set forth herein; and (b) the Employee as of such date releases and waives in their entirety any and all rights he or any person or entity claiming through him may have under the Prior Employment Agreement. It is understood that the Prior Employment Agreement will remain in effect pursuant to its terms until the Acquisition Date.

         2. Term of Employment.

         (a) Subject to the provisions for termination set forth herein, the term of the Employee's employment hereunder shall commence on the Acquisition Date and shall extend until the second anniversary of the Acquisition Date. This period shall be known as the "Employment Period."

         (b) At the conclusion of the Employment Period and at on each anniversary thereof, this Agreement shall automatically be extended for one additional year unless the Company gives to the Employee (or vice versa) notice of nonrenewal of the Agreement at least sixty (60) days prior to the date such contract extension would begin.

         3. Position and Duties

         (a) The Employee's initial position shall be the highest ranking Employee of Lawter, operating as a wholly owned direct or indirect subsidiary of the Company.

         (b) The Employee shall devote his best efforts to the business and affairs of the Company, to carrying out the responsibilities assigned to him from time to time under this Agreement, and shall diligently follow and implement all management policies and decisions of the Company.

         4. Compensation

         The Employee shall receive a beginning salary at an annual rate of $350,000 (the "Base Salary"). The Base Salary may be increased from time to time at the discretion of the Company. In addition, the Employee shall be eligible to participate in any long-term or short-term cash incentive programs which from time to time are made available to Lawter's officers and key employees.

         5. Working Facilities and Fringe Benefits; Expenses.

         The Employee shall be furnished with office space, secretarial assistance and such other facilities and services as are appropriate to his position and adequate for the performance of his duties. The Company also shall provide or cause Lawter to provide to the Employee during the Employment Period fringe benefits and perquisites at least equal to those provided to the Employee immediately prior to the date thereof, and neither the Company nor Lawter shall discriminate against the Employee with respect to any vacation or holiday plan, medical, hospital, life and disability insurance programs, savings programs and other similar welfare benefit programs from time to time made available to Lawter's officers and key employees. The Company or Lawter shall pay or reimburse Employee for all reasonable expenses actually incurred or paid by him in the performance of services rendered by him pursuant to this Agreement. Such expenses shall be supported by the documentary evidence required to substantiate them as income tax deductions.

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         6. Special Signing Bonus and Restricted Stock Grants.

         (a) Signing Bonus. On the Acquisition Date, the Company shall pay the Employee a signing bonus of $100,000 in cash.

         (b) Initial Grant of Restricted Stock. On the Acquisition Date, the Company shall grant to the Employee a special grant of Company common stock under the Company's restricted stock program, the number of such restricted shares to be determined by dividing $300,000 by the closing price of the Company's common stock on the New York Stock Exchange on the last regular trading day immediately prior to the Acquisition Date. All restrictions on such stock shall lapse on the day following the first anniversary of the Acquisition Date if the Employee is still then employed by the Company or as otherwise provided under Section 8 of this Agreement.

         (c) Second Grant of Restricted Stock. If the Employee is still employed by the Company on day following the first anniversary of the Acquisition Date, then as of such date the Company shall grant to the Employee a second special grant of Company common stock under the Company's restricted stock program, the number of such restricted shares to be determined by dividing $300,000 by the closing price of the Company's common stock on the New York Stock Exchange on the last regular trading day immediately prior to the date of such second grant. All restrictions on such second grant shall lapse on the day following the second anniversary of the Acquisition Date if the Employee is still then employed by the Company or as otherwise provided under
Section 8 of this Agreement.

         (d) The payments and grants described in this Section 6 shall be in lieu of any other long-term or short-term equity incentive programs during the Employment Period, provided, however, that this shall not restrict the Employee from participating in any long-term or short-term cash incentive programs which from time to time are made available to Lawter's officers and key employees. Any grant of options of the Company's common stock, any additional grant of Company restricted stock, or any declaration of eligibility to participate in any other long-term or short-term cash or equity incentive program maintained by the Company during the Employment Period for employees other than Lawter employees shall be made in the sole and uncontrolled discretion of the Compensation Committee of the Company's Board of Directors (the "Board").

         7. Termination of Employment

         (a) Death. The Employee's employment shall terminate upon his death.

         (b) Disability. The Company may terminate the employment of the Employee if, in the reasonable judgment of the Board, he becomes unable to satisfactorily perform his duties and responsibilities hereunder during the term of his employment because of mental or physical disability.


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         (c) Cause. The Company may terminate the Employee's employment for
"Cause". For purposes of this Agreement, "Cause" is defined as (i) a material breach by Employee of the terms of this Agreement, (ii) the conviction of Employee of any criminal act that the Board shall, in its sole and absolute discretion, deem to be or have the potential of being a material risk in any manner to the Company or its reputation, or (iii) conduct by Employee in his office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith; provided, however, that in the case of (iii) above, such conduct shall not constitute Cause unless the Board shall have delivered to Employee notice setting forth with specificity (x) the conduct deemed to qualify as Cause, (y) reasonable action that would remedy such objection, and (z) a reasonable time (not less than thirty (30) days) within which Employee may take such remedial action, and Employee shall not have taken such specified remedial action within such specified reasonable time.

         (d) Termination by the Company without Cause. Notwithstanding the foregoing provisions, the Company may terminate the Employee's employment without Cause at any time, subject to the provisions of subsection 8(d) hereof.

         (e) Date of Termination. "Date of Termination" shall mean (i) if the Employee's employment is terminated by death pursuant to subsection 7(a), the date of the Employee's death; (ii) if the Employee's employment is terminated by the Company as a result of the Employee's disability pursuant to subsection 7(b), the date of such termination, (iii) if the Employee's employment is terminated by the Company for Cause pursuant to subsection 7(c), the date that the Notice of Termination is communicated to the Employee, after the expiration of the right to take remedial action in the case of paragraph 7(c)(iii), and
(iv) if the employment is terminated by the Company without Cause pursuant to subsection 7(d), the date the Notice of Termination is communicated to the Employee.

         8. Compensation and Other Rights of Employee Upon Termination

         (a) Death. If the Employee's employment shall be terminated due to death pursuant to subsection 7(a), then (i) Company shall make, until the second anniversary of the Acquisition Date, payments of Base Salary at a rate equal to the Base Salary annual rate on the date of death, (ii) all of the Company's common stock owned by the Employee subject to conditions, restrictions, or limitations which lapse over time or upon a subsequent event shall immediately be free of all such conditions, restrictions and limitations, but neither the Employee's estate nor any other person or entity shall be entitled to any other grant of restricted stock, and (iii) all other rights of the Employee and his estate, guardian, legal representatives and heirs under the incentive, savings and welfare plans described in Sections 4 and 5 shall be determined by the terms and conditions of such plans as in effect on the date of Employee's death and Lawter's applicable program and practices as in effect on the date of Employee's death, as applicable.


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         (b) Disability. If the Employee's employment shall be terminated due to disability pursuant to subsection 7(b), then (i) Company shall make, until the second anniversary of the Acquisition Date, payments to Employee of his Base Salary at a rate equal to the Base Salary annual rate on the date of disability, (ii) all of the Company's common stock owned by the Employee subject to conditions, restrictions, or limitations which lapse over time or upon a subsequent event shall immediately be free of all such conditions, restrictions and limitations, but Employee shall not be entitled to any further grants of restricted stock, and (iii) all other rights of the Employee and his estate, guardian, legal representatives and heirs under the incentive, savings and welfare plans described in Sections 4 and 5 shall be determined by the terms and conditions of such plans as in effect on the date of Employee's disability and Lawter's applicable program and practices as in effect on the date of Employee's disability.

         (c) Termination by the Company for Cause or Termination by Employee for any reason other than Death or Disability. If the Employee's employment shall be terminated by (i) the Company for Cause pursuant to subsection 7(c), or (ii) by the Employee for any reason other than death or disability, the Company shall pay the Employee all Base Salary and payments owed to him up to the Date of Termination. Any rights that Employee may have under the incentive, savings and welfare plans described in Sections 4 and 5 shall be determined by the terms and conditions of such plans as in effect on the Date of Termination and Lawter's applicable programs and practices as in effect on the Date of Termination, and all other rights under this Agreement shall be terminated.

         (d) Termination by the Company without Cause. If the Employee's employment shall be terminated by the Company without Cause pursuant to subsection 7(d), then the Company shall pay to the Employee all Base Salary and payments owed to him up to the Date of Termination. In addition,

         (i) within thirty (30) days following the Date of Termination, the Company shall pay to Employee a lump sum cash payment equal to the aggregate amount of Base Salary that would have been payable to the Employee between the Date of Termination and the second anniversary of the Acquisition Date, computed at the Employee's Base Salary rate in effect on the Date of Termination;

         (ii) if the Date of Termination occurs on or before the first anniversary of the Acquisition Date, then (A) as of the Date of Termination all of the Company's common stock owned by the Employee subject to conditions, restrictions, or limitations which lapse over time or upon a subsequent event shall immediately be free of all such conditions, restrictions and limitations; and (B) in lieu of the grant of restricted stock described in Section 6(c), within thirty (30) days following the Date of Termination the Company shall pay the Employee a lump sum cash payment of $300,000;


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         (iii) if the Date of Termination occurs after the day following the first anniversary of the Acquisition Date but before the second anniversary of the Acquisition Date, then all of the Company's common stock owned by the Employee subject to conditions, restrictions, or limitations which lapse over time or upon a subsequent event shall immediately be free of all such conditions, restrictions and limitations;

         (iv) except as expressly provided in this Agreement, any rights that Employee may have under the incentive, savings and welfare plans described in Sections 4 and 5 shall be determined by the terms and conditions of such plans as in effect on the Date of Termination and Lawter's applicable programs and practices as in effect on the Date of Termination, and all other rights under this Agreement shall be terminated; and

         (v) through the second anniversary of the Acquisition Date, the Company shall allow Employee and his family members to participate in all Lawter welfare plans described in Section 5 on the same terms and conditions and at the same cost as to which they were entitled to participate immediately prior to the Date of Termination. If the Employee or his family members shall be ineligible to participate in any of such welfare plans as a result of Employee's ceasing to be an employee of the Company or Lawter, then the Company shall arrange to provide the Employee and his family members with substantially equivalent benefits as if Employee remained employed by Lawter throughout the Employment Period.

         (e) Employee understands that during the term of this Agreement the Company may determine, in its sole discretion, that it is in the best interest of the Company to make changes in the operations, management structure, corporate form or reporting relationship of Lawter, and acknowledges that any change in Employee's position or responsibilities set forth in Section 3(a) or change in geographic location of his employment resulting from any such change will not constitute a breach of this Agreement by the Company.

         9. Covenant Restricting. Competition: Nondisclosure of Confidential Information.

         (a) The Employee acknowledges that his services are special and unique, and of an unusual and extraordinary character which gives them peculiar value, the loss of which cannot adequately be compensated in damages. Therefore, the Employee agrees that he will not, except with the written consent of the Company, for a continuous period of eighteen (18) months commencing immediately following termination of the Employee's employment hereunder, directly or indirectly engage or become interested in, as a partner, director, officer, principal, agent or employee, any business which competes with products produced, marketed or in development by the Company or Lawter at the time of such termination.


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         (b) The Employee acknowledges that in his employment he is or will be making use of, acquiring or adding to, confidential information of the Company and Lawter, and is or will be familiar with the Company's and Lawter's business, activities, employees, customers and suppliers. Therefore, in order to protect the Company's and Lawter's confidential information and to protect other employees who depend upon the Company for regular employment, Employee agrees that, except in connection with his employment by the Company, or with the, consent of the Company, he will not during or after the term of his employment hereunder in any way utilize any of said confidential information and he will not copy, reproduce, or take with him the original or any copies of said confidential information and will not disclose any of said confidential information to anyone.

         In the event of a breach of the covenants contained in this Section 9, The Company shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law.

         If any provision of this Section 9 is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of this Section 9 or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

         10. Reimbursement of Certain Taxes.

         (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required


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and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 10(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

         (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax

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

or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 10(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 10(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         11. Assignment.

         This Agreement is binding upon and shall be for the benefit of the successors and assigns of the Company, including any corporation or any other form of business organization with which the Company may merge or consolidate, or to which it may transfer substantially all of its assets. Employee shall not assign his interest in this Agreement or any pan thereof.


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

         12. Consent of the Company.

         Any act, request, approval, consent or opinion of the Company under this Agreement must be in writing and may be authorized, given or expressed only by resolution of the Board or by the Chief Executive Officer of the Company.

         13. Notice

         For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

             If to the Company:

             Chief Executive Officer
             Eastman Chemical Company
             100 North Eastman Road
             Kingsport, Tennessee 37660


             If to the Employee:

             John P. O'Mahoney
             545 Somerset Lane
             Northfield, Illinois 60093

or to such other address as either party may have furnished to the other in writing.

         14. Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed therein.

         15. Enforcement Expenses and Arbitration.

         The Company agrees to reimburse the Employee for all costs and expenses incurred by him (including the reasonable fees of his counsel) in successfully enforcing any of his rights under this Agreement or any claim arising out of the breach thereof. In addition, the parties acknowledge the relative economic power of the Company versus the Employee, and the ability of the Company to resist the conclusion of litigation should the Employee institute legal proceedings to enforce this Agreement or to recover damages for the breach thereof. In recognition of this, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, at the sole election of the Employee; provided, however, that an action by the Company to enforce its rights under Section 9 hereof shall be excluded from the arbitration provisions of this Section.


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         Any such election by Employee shall be made by written notice given to the Company any time after such controversy or claim arises, and in the event Employee is served with process relating to any court proceeding concerning any such claim or controversy commenced by the Company, such election, to be effective, shall be made by written notice within 15 days of the time Employee is served with such process. Commencement of court proceedings by Employee shall be deemed an election not to arbitrate. In the event the Company commences court proceedings (other than an action by the Company solely to enforce its rights under Section 9 hereof) and is given notice of the election to arbitrate by the Employee within the time period set forth above, the Company agrees to promptly dismiss such court proceedings and submit to arbitration. In the event of such arbitration, judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         16. Miscellaneous

         Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee, his estate or legal representatives shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

                                    EASTMAN CHEMICAL COMPANY

                                    By: /s/Harold L. Henderson
                                        ----------------------------------
                                    Name: Harold L. Henderson
                                          --------------------------------
                                    Its: Senior VP and General Counsel
                                         ---------------------------------


                                    LAWTER INTERNATIONAL, INC.

                                    By: /s/Mark Joslin
                                        ----------------------------------
                                    Name: Mark Joslin
                                          --------------------------------
                                    Its: CFO and Treasurer
                                         ---------------------------------

                                    EMPLOYEE

                                             /s/John P. O'Mahoney
                                    --------------------------------------
                                              John P. O'Mahoney


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

[to be retyped on Eastman letterhead]

                                                                  April 27, 1999

John P. O'Mahoney
Lawter International, Inc.

         Re: Grant of Stock Options

Dear John:

         This will confirm our agreement that, effective upon the date Eastman Chemical Company becomes the owner of a majority of the issued and outstanding stock of Lawter International, Inc. (provided that such date is not later than October 31, 1999), Eastman Chemical Company shall grant to you an option to buy 5,000 shares of common stock of Eastman Chemical Company. In accordance with its standard practices, such options shall (i) be non-qualified options (rather than incentive stock options), (ii) be exercisable at a price equal to the closing price of Eastman Chemical Company common stock on the New York Stock Exchange on the last regular trading day immediately prior to the date such options are granted; (iii) provide that one-half of such options shall vest and become exercisable on the first anniversary of the date of grant, and the other held shall vest and become exercisable on the second anniversary of the date of grant; and (iv) contain such other terms as are customary for grants of options to senior executives of Eastman Chemical Company. This grant of options is in addition to and not in lieu of any compensation and benefits provided for under the Employment Agreement of even date herewith between you, Lawter International, Inc. and Eastman Chemical Company.

                                       Very truly yours,



                                       Harold L. Henderson
                                       Senior Vice President
                                              and General Counsel